Exhibit 99.(j)(1)

April 28, 2014

Voya Investors Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

Re: Voya Investors Trust

      (File Nos. 033-23512 and 811-05629)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 115 to the Registration Statement of Voya Investors Trust (formerly, ING Investors Trust).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP